Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-3 of our report dated March 27, 2023, related to the financial statements of Forza X1, Inc. as of December 31, 2022 and 2021 and for the year ended December 31, 2022; the period from October 15, 2021 through December31, 2021 (successor) and the period from January 1, 2021 through October 14 2021 (predecessor). Our opinion includes an explanatory paragraph as to Forza X1, Inc.’s ability to continue as a going concern. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/Grassi & Co., CPAs, P.C.

Jericho, New York

October 10, 2023